Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1 No. 333-191268) and related Prospectus of CHC Group Inc. and to the incorporation by reference of our report dated October 25, 2013, except as to Note 18, which is as of January 6, 2014 in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 for the registration of 1,826,200 of its Ordinary Shares.

/s/ Ernst & Young LLP

Vancouver, Canada

January 16, 2014